Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.: 333-237796) of Galaxy Gaming, Inc. of our report dated December 16, 2021, relating to the carve-out financial statements of Progressive Games Partners – acquired interest, A carve-out of Progressive Games Partners, LLC., (the “Company”) which appears in this Form 8-K/A.

/s/ RBSM LLP

Henderson, Nevada

December 16, 2021